Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of CardioVascular BioTherapeutics, Inc. on Form S-8 of our report, dated August 18, 2004, appearing in the Registration Statement on Amendment No. 5 to Form S-1 (File No. 333-119199) of CardioVascular BioTherapeutics, Inc. for the years ended December 31, 2003 and 2002, and the related statements of operations, stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2003 and the period from March 11, 1998 (date of inception) to December 31, 2003.

/s/  SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

March 28, 2005